Exhibit 10.1

3965 Freedom Circle	800 338 8754	www.mcafee.com
Santa Clara, CA 95054
PERSONAL & CONFIDENTIAL
May 3, 2010
Jonathan Chadwick
Re: Offer of Employment
Dear Jonathan,
I am pleased to offer you the position of Executive Vice President, Chief Financial Officer reporting directly to me. If you decide to join us, your annualized base salary will be $600,000, which will be paid semi-monthly in the amount of $25,000 less applicable withholdings. This is an exempt position. Additionally, you will be eligible to participate in McAfee, Inc.’s Bonus Plan at the annual target bonus of $600,000 which will be pro-rated in your first year. You will receive more specific information on this plan after you have started employment with the company.
I am pleased to inform you that I will recommend to the Board of Directors that you receive a stock option grant for 75,000 shares of the Company’s Common Stock with a grant date, vesting commencement date, and strike price to be determined at the sole discretion of the Board of Directors and/or its Compensation Committee. This option and its vesting shall be subject to the terms of the Company’s Stock Option Plan and the standard option agreements pursuant to the plan.
Additionally, I will recommend to the Board of Directors that you receive a grant of 75,000 McAfee Inc. Restricted Stock Unit (RSU) shares with a grant date to be determined at the sole discretion of the Company and/or its Compensation Committee. This grant and its vesting shall be subject to the terms of the Company’s Stock Option Plan and the standard option agreements pursuant to the plan.
I am also pleased to inform you that I will recommend to the Board of Directors that you receive a Performance Stock Unit (PSU) award targeted for 75,000 shares with a grant date to be determined at the sole discretion of the Company and/or its Compensation Committee. The PSU award will vest 1/3 in the first quarter of 2011, 1/3 in the first quarter of 2012, and 1/3 in the first quarter of 2013, assuming prior year financial targets are met and certified by the Compensation Committee and you continue to be employed by the company. These shares will vest on a variable schedule with upside and downside in alignment with quantitative measures approved by the Compensation Committee for each year’s performance.
If needed, we will provide a special sign on RSU grant of up to 40,000 shares to ensure a smooth transition from your current employer. This award will vest one year from date of grant, assuming you continue to be employed by the company. Specifics to be agreed upon and documented as appropriate.
You will receive detailed information on all of our equity plans at a later date.

McAfee, Inc. requires that job candidates provide certain information on their employment application and other documents so McAfee, Inc. can undertake appropriate investigations regarding the backgrounds of all job candidates. A candidate must successfully complete the background investigation to be eligible for employment with McAfee, Inc. The Company considers background information and investigation results when making hiring decisions. Therefore, all employment offers are contingent upon the successful completion of the background investigation. The first 90 calendar days of an employee’s employment is considered a “getting acquainted” or “introductory” period. The purpose of this period is to allow the supervisor and the employee to assess whether further employment is desirable. Introductory periods may be extended by McAfee, Inc.
You will also be eligible to participate in McAfee’s change of control program, commensurate with your level in the company, subject to Board approval. Details will be set out in a separate Change in Control Agreement between you and the Company.
If you choose to accept this offer, your employment with McAfee, Inc. will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. McAfee, Inc. will have a similar right and may conclude its employment relationship with you at any time, with or without cause. Upon separation from the company for any reason, you also agree to return to the Company any equipment that has been provided to you or reimburse the Company the cost for such equipment. The Company reserves the right to deduct such costs from any final payments made to you in accordance with state and federal laws.
For purposes of federal immigration law, you will be required to provide to McAfee, Inc. documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire with McAfee, Inc., or our employment relationship with you may be terminated. As a condition of your employment, you will be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement, McAfee, Inc.’s Insider Trading Policy, and its Drug Free Workplace Policy.
This letter, along with any agreements relating to proprietary rights between you and McAfee, Inc., set forth the terms of your employment with McAfee, Inc. and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by writing signed by McAfee, Inc.
In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, sex, disability, race or other discrimination), you and McAfee, Inc. agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in California or the state you work in, and we waive our rights to have such disputes tried by a court or jury. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of your or the Company’s trade secrets or proprietary information. To indicate your acceptance of McAfee, Inc.’s offer, please sign, date and return this letter to Barbara Massa via confidential fax at 408-346-3346 or US mail to 3965 Freedom Circle, Santa Clara, CA 95054 no later than May 3, 2010.
If you do accept employment with McAfee, Inc., it is very important that you submit your new hire documentation no later than your 3rd day. McAfee, Inc. needs the following: 1) I-9 Form and Proof, 2) W-4 Form, 3) Emergency Contact, and 4) Direct Deposit information. As a condition of your employment, you will also be required to sign concurrent with this letter an Employee Inventions and Proprietary Rights Assignment Agreement (the “IEPRA”), McAfee’s Insider Trading Policy, and Drug Free Workplace Policy. You will have 30 days to complete your Benefits Enrollment Form.
All of the aforementioned paperwork can be completed using My Launching Pad, McAfee’s on-boarding system. After we receive your signed offer with a start date, you will receive login credentials for My Launching Pad via email. Please check your email daily for new emails from My Launching Pad.
Jonathan, we look forward to working with you at McAfee, Inc. If you have any questions regarding any points in this letter please contact me. I look forward to your joining the Executive team here at McAfee!
Sincerely,
David DeWalt
President and Chief Executive Officer
I accept the terms of this letter and agree to keep the terms of this letter confidential.

/s/ Jonathan Chadwick	May 3, 2010
I agree to start work for McAfee, Inc. on June 14, 2010.